EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

National City Corporation	MAF Bancorp, Inc.
Investors	Investors
Jill Hennessey	Jerry A. Weberling
(216) 222-9253	(630) 887-5999

Michael J. Janssen
(630) 986-7544

Media	Media
Kristen Baird Adams	Allen H. Koranda
(216) 346-6803	(630) 887-5800

National City and MAF Bancorp Announce Exchange Ratio for
Acquisition of MAF Bancorp, Inc.

CLEVELAND, Aug. 29, 2007 — Based on today’s Federal Reserve Board approval of National City’s pending acquisition of Chicago-based MAF Bancorp, National City Corporation (NYSE: NCC) and MAF Bancorp, Inc. (NASDAQ: MAFB) today announced that the exchange ratio for the merger has been determined.  Upon completion of the merger, each MAF Bancorp shareholder will receive 1.9939 shares of National City common stock for each share of MAF Bancorp common stock and cash in lieu of any fractional shares.  The exchange ratio is based on the average of the National City closing stock price for the 20 trading days preceding the date of receipt of regulatory approval.

MAF’s merger with National City was announced on May 1, 2007.  The parties expect to close the transaction promptly.  MAF Bancorp operates MidAmerica Bank branch offices throughout Chicago and Milwaukee and surrounding areas.

The conversion of MidAmerica’s business systems to National City’s platform is expected to be completed in the first quarter of 2008, at which time the company will begin offering National City’s full suite of products and services and operating under the National City name.  Upon completion of the conversion, MidAmerica customers will have access to a far more extensive banking network, including more than 1,400 branches and nearly 2,200 ATMs in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania.  In Chicago and Milwaukee, that includes 123 and 24 branches, respectively, and 191 ATMs.

About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies.  The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally.  Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management.  For more information about National City, visit the company’s Web site at www.nationalcity.com.

About MAF Bancorp, Inc.
MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank.  MidAmerica Bank operates a network of 82 retail banking offices throughout Chicago and Milwaukee and their surrounding areas.  For more information about MAF Bancorp, visit the company’s Web site at www.mafb.com.